Exhibit 10.5

ADOBE EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN

(FY 2007)

OBJECTIVES:

•                  Drive growth and accountability

•                  Drive execution of operating plan and strategic objectives

•                  Motivate and inspire employees to contribute at peak performance

ELIGIBILITY: Executive officers of the Company who are employed (full time or part time) during the full eligibility period (fiscal year) are eligible to participate in the Plan. If an executive officer is hired after the beginning of the Plan eligibility period, the executive officer’s bonus will be prorated, assuming the executive is employed by the Company in an eligible position at the end of the eligibility period.

INCENTIVE BONUS TARGET: Each participant’s incentive bonus target is calculated as a percentage of annual base salary.

PAYMENT SCHEDULE: Incentive bonuses are paid on annual basis approximately 45-60 days from fiscal year-end.

INITIAL THRESHOLD ACHIEVEMENT: As a minimum threshold for participants to earn an incentive bonus under the Plan, the Company must achieve at least 90% of its revenue target for the fiscal year.

INCENTIVE BONUS COMPONENTS: Once the initial threshold is met, a Funding Level for a particular year is determined based on the corporate achievement of two metrics - revenue growth (including shippable backlog) and non-GAPP operating profit. The Funding Level is a percentage determined based on the combined results of the metric targets. The Funding Level percentage may range from a minimum of 36% (if corporate achievement for each metric meets a 95% threshold) to 200% (if corporate achievement for each metric reaches at least 107%).

If corporate achievement is below 95% of target, no incentive bonus is paid.

If corporate achievement is between 95% and 100% of target, the incentive bonus is calculated as follows:

Target Bonus x Funding Level % x Individual Results %

Determination of Individual Results - Based on the achievement of goals tied to the corporate operating plan and strategic objectives. 100% of the incentive bonus is weighted on Individual Results and tied to corporate achievement.

If corporate achievement is above 100% of target, the incentive bonus is calculated as follows:

Target Bonus x Unit Multiplier x Individual Results

Step 1: Determine Aggregate Funding - The aggregate Funding Level for the Plan is calculated by multiplying the Funding Level percentage achieved by the sum of each participant’s incentive bonus target.

Step 2: Determine Allocation of Funds - These funds are then allocated to the Company’s business and functional units based on relative contribution to the Company’s success.

Step 3: Determine Unit Multiplier - For each Company business and functional unit, allocated funds are divided by the sum of individual participant target bonuses within each particular business and functional unit.

Step 4: Calculate incentive bonus

MAXIMUM AWARD:

•                                          Maximum incentive bonus per participant is 300% of target.

•                                          Incentive bonus per participant cannot exceed $5 million per year.